SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 21, 2005

(Date of earliest event report)
WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
SIGNATURES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On October 21, 2005, Weyerhaeuser Company issued a press release stating the following:
Weyerhaeuser Reports Third Quarter Net Earnings of $285 Million, or $1.16 per Diluted Share, on Net Sales of $5.6 Billion
FEDERAL WAY, Wash. — Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $285 million, or $1.16 per diluted share, on net sales of $5.6 billion. This compares with $594 million, or $2.45 per diluted share, on net sales of $5.7 billion for the third quarter of 2004.
Third quarter 2005 earnings include the following after-tax items:
•	A gain of $75 million, or 31 cents per diluted share, for the sale of MAS Capital Management Partners, LP, a joint venture.
•	A charge of $19 million, or 8 cents per diluted share, for closure of facilities.
•	A loss of $14 million, or 6 cents per diluted share, for the early extinguishment of debt.
In addition, net earnings for third quarter 2005 include a one-time tax benefit of $14 million, or 6 cents per diluted share, related to a change in the Ohio state income tax law.
Third quarter 2004 earnings include the following after-tax items:
•	A gain of $179 million, or 74 cents per diluted share, from a sale of timberlands in Georgia.
•	A gain of $16 million, or 7 cents per diluted share, from a tenure reallocation agreement with the British Columbia government.
•	A gain of $13 million, or 5 cents per diluted share, due to the reduction of the reserve for hardboard siding claims.
•	A charge of $7 million, or 3 cents per diluted share, related to the sale or closure of facilities.
“Our results in the third quarter reflect the difficult business conditions we face in certain segments,” said Steven R. Rogel, chairman, president and chief executive officer. “Although the recent hurricanes did not significantly affect our operations, we expect to experience residual effects of the storms in terms of higher energy, chemical and transportation costs. This will put additional pressure on our businesses in the fourth quarter.”
Rogel said the company’s strategic review of its business portfolio has resulted in the previously announced indefinite shutdown of the Prince Albert pulp and paper facility in Canada and the closure of two facilities — a specialty pulp mill and a large-log sawmill — in Washington.
“These are the first, but by no means the final steps,” Rogel said. “We will continue to take the actions necessary to make Weyerhaeuser a more competitive company and generate greater returns while returning cash to our shareholders. To that end, we are pleased to have announced today that the board of directors authorized the repurchase of up to 18 million shares, or 7.4 percent of Weyerhaeuser’s outstanding common stock.”
SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	3Q 2005	3Q 2004	Change
Net earnings	$285	$594	($309)
Earnings per diluted share	$1.16	$2.45	($1.29)
Net sales	$5,604	$5,679	($75)
SEGMENT RESULTS FOR THIRD QUARTER
(Contributions to Pre-Tax Earnings)

Millions	3Q 2005	3Q 2004	Change
Timberlands	$191	$450	($259)
Wood Products	$124	$362	($238)
Cellulose Fiber and White Papers	($2)	$80	($82)
Containerboard, Packaging and Recycling	$36	$82	($46)
Real Estate and Related Assets	$145	$155	($10)

DISCUSSION AND OUTLOOK BY BUSINESS SEGMENT
TIMBERLANDS

	3Q 2005	2Q 2005	Change
Contribution to earnings (millions)	$191	$210	($19)
Third quarter earnings decreased from the second quarter due to higher fuel prices that affected logging and hauling costs, and a $5 million pre-tax charge related to timber damage caused by Hurricane Katrina. In addition, second quarter results include $6 million earnings from the British Columbia Coastal operations, which were sold in May.
The segment expects fourth quarter earnings to be lower than the third quarter, reflecting decreased Western profits due to normal seasonal slowdowns, and expected lower domestic sales prices. Export log markets are expected to remain firm. In the South, the segment expects log prices to decline from third quarter. Costs are expected to increase due to hurricane salvage operations.
WOOD PRODUCTS

	3Q 2005	2Q 2005	Change
Contribution to earnings (millions)	$124	$204	($80)
Earnings decreased from second quarter due primarily to lower average price realizations for lumber and oriented strand board. Second quarter earnings included $18 million in pre-tax charges related to litigation.
Demand for building products remained strong throughout the quarter. However, readily available supply caused prices to decline during the first two months of the quarter.
Despite temporary price increases in September following the hurricanes, average prices for the entire quarter were lower for Weyerhaeuser lumber and oriented strand board. Lumber realizations declined $31 per thousand board feet and oriented strand board declined $30 per thousand square feet (3/8” basis). Average price realizations for engineered products increased from the second quarter, partially offsetting the effects from lumber and oriented strand board. The hurricanes had a minimal effect on total production for the segment.
The segment incurred $19 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the third quarter, compared with $27 million in the second quarter.
The segment expects normal seasonal slowing in the fourth quarter resulting in price decreases in commodity building products and reduced shipment volumes. The segment also expects to incur continued increased costs for energy, resin and transportation. As a result, fourth quarter earnings are expected to follow their normal seasonal decrease. In addition, the segment will be affected by an estimated $25 million pre-tax charge associated with the Big River sawmill in Saskatchewan.

CELLULOSE FIBER AND WHITE PAPERS

	3Q 2005	2Q 2005	Change
Contribution (charge) to earnings (millions)	($2)	$16	($18)
Segment earnings declined from second quarter due to a third quarter pre-tax charge of $22 million primarily related to the closure of the Cosmopolis, Wash., pulp facility.
Papergrade pulp prices declined during the quarter due to continued strong supply coupled with the normal seasonal slowdown in demand. Fluff pulp prices remained relatively stable. Fine paper prices declined due to lower demand in North America for fine paper products. Manufacturing costs were lower due to fewer scheduled third quarter maintenance shutdowns. The negative effects of the strengthening Canadian dollar and increased costs for transportation, energy and raw material partially offset this cost reduction.
The company expects fourth quarter results to decline due to lower fine paper prices, seasonally lower shipments, and higher transportation, chemical and energy costs. In addition, the segment will be affected by an estimated $350 to $375 million pre-tax charge associated with the previously announced indefinite closure of the Prince Albert pulp and paper facility as the company continues the portfolio improvement strategy in this segment.
CONTAINERBOARD, PACKAGING AND RECYCLING

	3Q 2005	2Q 2005	Change
Contribution to earnings (millions)	$36	$99	($63)
Earnings decreased from second quarter levels primarily due to lower prices for containerboard and boxes, and increased transportation and energy costs. The hurricanes had a minimal effect on the segment’s operating results for the third quarter.
The segment expects fourth quarter earnings to decrease to near break-even levels due to a continued decline in box prices resulting from earlier declines in containerboard prices, a seasonal decline in box shipments and higher energy costs, partially offset by lower costs for old corrugated containers. The recently announced containerboard and box price increase will not materially affect earnings in the fourth quarter.
REAL ESTATE AND RELATED ASSETS

	3Q 2005	2Q 2005	Change
Contribution to earnings (millions)	$145	$156	($11)
Single-family home closings declined slightly from second quarter due to delays in providing utility services in Las Vegas, Hurricane Rita in Texas and fewer lot closings. The backlog of homes sold, but not closed, increased and represents slightly more than six months’ sales.
The segment expects fourth quarter earnings to be significantly higher than third quarter due to seasonally stronger single-family closings, which will exceed the fourth quarter of 2004.

OTHER
The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 21 to discuss the third quarter results.
To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for one week following completion of the live call and can be accessed at 1-800-642-1687 (access code —1384562) within North America and at 1-706-645-9291 (access code — 1384562) from outside North America.
The call is being webcast and can be accessed through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q3 2005 Earnings Conference Call” link.
The webcast also is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).
Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
###
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the fourth quarter; expected earnings and performance of the company’s business segments during the fourth quarter, demand and pricing for the company’s products in the fourth quarter, raw material, energy and transportation costs, hurricane salvage costs, seasonal slowdowns in timber harvest in the fourth quarter, facility closings and related charges, new home sales, and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;
•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;
•	Energy prices;
•	Raw material prices;
•	Performance of the company’s manufacturing operations;
•	The successful execution of internal performance plans;
•	The level of competition from domestic and foreign producers;
•	The effect of forestry, land use, environmental and other governmental regulations;
•	The effect of weather;
•	The risk of loss from fires, floods and other natural disasters;
•	Transportation costs;
•	Legal proceedings; and
•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports, including the countervailing and anti-dumping duties imposed on the company’s softwood lumber shipments from Canada to the United States. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)

CONSOLIDATED EARNINGS	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
(in millions)	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
Net sales and revenues:
Weyerhaeuser (1)	$4,749	$4,442	$5,190	$5,204	$5,008	$5,088	$14,947	$14,734	$4,804	$19,538
Real Estate and Related Assets	655	469	648	524	596	591	1,899	1,584	911	2,495

Total net sales and revenues	5,404	4,911	5,838	5,728	5,604	5,679	16,846	16,318	5,715	22,033

Costs and expenses:
Weyerhaeuser:
Costs of products sold	3,652	3,432	3,974	3,790	3,934	3,758	11,560	10,980	3,735	14,715
Depreciation, depletion and amortization	325	317	326	318	329	316	980	951	320	1,271
Selling expenses	118	120	119	122	119	123	356	365	119	484
General and administrative expenses	223	239	218	233	236	226	677	698	247	945
Research and development expenses	14	12	12	13	18	13	44	38	17	55
Taxes other than payroll and income taxes	46	48	48	47	69	51	163	146	48	194
Charges for integration and restructuring	5	15	4	13	2	8	11	36	3	39
Charges for closure of facilities	5	4	3	—	29	13	37	17	—	17
Other operating costs, net (2) (3)	9	17	(40)	43	(147)	(300)	(178)	(240)	36	(204)

	4,397	4,204	4,664	4,579	4,589	4,208	13,650	12,991	4,525	17,516

Real Estate and Related Assets:
Costs and operating expenses	426	321	441	381	401	414	1,268	1,116	647	1,763
Depreciation and amortization	3	2	4	4	4	3	11	9	5	14
Selling expenses	33	27	36	30	36	31	105	88	37	125
General and administrative expenses	24	17	25	19	27	19	76	55	26	81
Taxes other than payroll and income taxes	1	1	—	—	1	1	2	2	—	2
Other operating costs, net	—	1	(2)	1	(2)	(19)	(4)	(17)	—	(17)

	487	369	504	435	467	449	1,458	1,253	715	1,968

Total costs and expenses	4,884	4,573	5,168	5,014	5,056	4,657	15,108	14,244	5,240	19,484

Operating income	520	338	670	714	548	1,022	1,738	2,074	475	2,549
Interest expense and other:
Weyerhaeuser:
Interest expense incurred (4)	(196)	(195)	(179)	(218)	(193)	(184)	(568)	(597)	(241)	(838)
Less interest capitalized	—	3	2	1	3	—	5	4	5	9
Equity in income of affiliates	—	—	4	7	2	4	6	11	3	14
Interest income and other	27	3	20	5	28	7	75	15	9	24
Real Estate and Related Assets:
Interest expense incurred	(14)	(15)	(14)	(14)	(13)	(14)	(41)	(43)	(14)	(57)
Less interest capitalized	14	15	14	14	13	14	41	43	14	57
Equity in income of unconsolidated entities	10	9	13	20	14	12	37	41	11	52
Interest income and other	5	11	(2)	9	4	1	7	21	10	31

Earnings before income taxes	366	169	528	538	406	862	1,300	1,569	272	1,841
Income taxes (5)	(128)	(57)	(229)	(183)	(120)	(293)	(477)	(533)	(94)	(627)

Earnings from continuing operations	238	112	299	355	286	569	823	1,036	178	1,214
Earnings from discontinued operations, net of taxes (6)	1	9	121	14	(1)	25	121	48	21	69

Net earnings	$239	$121	$420	$369	$285	$594	$944	$1,084	$199	$1,283

Basic net earnings per share:
Continuing operations	$0.98	$0.50	$1.23	$1.51	$1.16	$2.36	$3.36	$4.45	$0.73	$5.16
Discontinued operations	—	0.04	0.49	0.06	—	0.10	0.50	0.20	0.09	0.29

Net earnings per share	$0.98	$0.54	$1.72	$1.57	$1.16	$2.46	$3.86	$4.65	$0.82	$5.45

Diluted net earnings per share:
Continuing operations	$0.98	$0.50	$1.22	$1.51	$1.16	$2.35	$3.36	$4.42	$0.73	$5.14
Discontinued operations	—	0.04	0.49	0.06	—	0.10	0.49	0.20	0.09	0.29

Net earnings per share	$0.98	$0.54	$1.71	$1.57	$1.16	$2.45	$3.85	$4.62	$0.82	$5.43

Dividends paid per share	$0.40	$0.40	$0.50	$0.40	$0.50	$0.40	$1.40	$1.20	$0.40	$1.60

Weighted average shares outstanding (in thousands)
Basic	242,863	223,728	244,702	234,494	245,009	241,621	244,191	233,281	242,114	235,453
Diluted	244,185	225,072	245,881	235,475	246,190	242,649	245,354	234,356	243,472	236,546

(1)	The first, second and third quarters of 2005 include charges of $22 million, $27 million and $19 million, respectively, or $68 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million, $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

(2)	The first, second and third quarters of 2005 include net foreign exchange gains (losses) of $13 million, ($13) million and $37 million, respectively, for a year-to-date net gain $37 million. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($9) million, ($7) million, $16 million and $27 million, respectively, for a total year-to-date net gain of $27 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

(3)	The first quarter of 2005 includes a $12 million charge for the settlement of a linerboard antitrust lawsuit. The second quarter of 2005 includes an $18 million charge related to alder litigation and $57 million of income related to the recognition of a deferred gain from previous timberlands sales. The third quarter of 2005 includes a $115 million gain on the sale of an investment in a joint venture.

The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $271 million gain on the sale of timberlands in Georgia, a $25 million gain from a tenure reallocation agreement with the British Columbia government, and a $20 million gain due to the reduction of the reserve for hardboard siding claims. The fourth quarter of 2004 includes a net gain of $36 million on the sale of facilities, and charges of $29 million for the impairment of assets in the company’s European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers’ compensation liabilities and $23 million for the net book value of technology donated to a university.

(4)	The third quarter of 2005 includes a charge of $21 million for the early extinguishment of debt. The second and fourth quarters of 2004 include charges of $21 million and $52 million, respectively, for the early extinguishment of debt.

(5)	The second quarter of 2005 includes a charge of $44 million related to the repatriation of $1.1 billion of eligible Canadian earnings under the provisions of the American Jobs Creation Act of 2004. The third quarter of 2005 includes a one-time tax benefit of $14 million related to a change in the Ohio state income tax law.

(6)	Includes the net operating results of the company’s operations in coastal British Columbia. The second quarter of 2005 also includes a gain of $110 million, including a tax benefit of $46 million, related to the sale of these operations. The third quarter of 2005 includes a $1 million charge related to the termination of pension plans associated with these operations.
PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)

Net sales and revenues (in millions):	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
Timberlands:
Logs	$182	$193	$195	$211	$188	$197	$565	$601	$221	$822
Other products	82	58	63	66	65	51	210	175	105	280

	264	251	258	277	253	248	775	776	326	1,102

Wood Products:
Softwood lumber	892	819	1,032	1,106	889	1,089	2,813	3,014	901	3,915
Plywood	183	221	196	263	184	237	563	721	208	929
Veneer	13	11	10	12	9	11	32	34	10	44
Composite panels	120	108	132	133	122	138	374	379	122	501
OSB	288	338	306	456	267	341	861	1,135	255	1,390
Hardwood lumber	94	90	102	100	95	89	291	279	86	365
Engineered I-Joists	160	134	213	178	202	189	575	501	177	678
Engineered Solid Section	190	148	241	194	244	203	675	545	189	734
Logs	27	23	24	38	6	32	57	93	32	125
Other products	272	255	339	312	326	315	937	882	280	1,162

	2,239	2,147	2,595	2,792	2,344	2,644	7,178	7,583	2,260	9,843

Cellulose Fiber and White Papers:
Pulp	376	339	355	371	381	381	1,112	1,091	380	1,471
Paper	599	535	611	538	604	583	1,814	1,656	570	2,226
Coated groundwood	42	36	47	37	45	39	134	112	44	156
Liquid packaging board	47	49	52	53	50	53	149	155	53	208
Other products	14	10	12	13	16	15	42	38	16	54

	1,078	969	1,077	1,012	1,096	1,071	3,251	3,052	1,063	4,115

Containerboard, Packaging and Recycling:
Containerboard	117	81	101	80	86	94	304	255	113	368
Packaging	898	853	969	918	929	916	2,796	2,687	897	3,584
Recycling	92	80	92	91	87	87	271	258	89	347
Bags	22	19	21	18	20	20	63	57	23	80
Other products	34	33	40	34	47	43	121	110	46	156

	1,163	1,066	1,223	1,141	1,169	1,160	3,555	3,367	1,168	4,535

Real Estate and Related Assets	655	469	648	524	596	591	1,899	1,584	911	2,495
Corporate and Other	149	135	151	147	146	135	446	417	158	575
Less sales of discontinued operations	(144)	(126)	(114)	(165)	—	(170)	(258)	(461)	(171)	(632)

	$5,404	$4,911	$5,838	$5,728	$5,604	$5,679	$16,846	$16,318	$5,715	$22,033

Contribution (charge) to earnings:	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
(in millions)	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
Timberlands (1) (2)	$200	$159	$210	$201	$191	$450	$601	$810	$217	$1,027
Wood Products (3) (4) (5) (6)	131	173	204	448	124	362	459	983	72	1,055
Cellulose Fiber and White Papers (7)	19	(25)	16	14	(2)	80	33	69	35	104
Containerboard, Packaging and Recycling (8) (9)	48	24	99	62	36	82	183	168	81	249
Real Estate and Related Assets (10)	183	120	156	118	145	155	484	393	217	610
Corporate and Other (11) (12) (13)	(17)	(76)	99	(67)	101	(45)	183	(188)	(83)	(271)

	$564	$375	$784	$776	$595	$1,084	$1,943	$2,235	$539	$2,774

(1)	The 2004 third quarter includes a $271 million gain on the sale of timberlands in Georgia and a $5 million gain from a tenure reallocation agreement with the British Columbia government.

(2)	The first quarter of 2005 includes $3 million of charges for the closure of facilities. The third quarter of 2005 includes a $5 million loss related to hurricane damage.

(3)	The first, second and third quarters of 2005 include charges of $22 million, $27 million and $19 million, respectively, or $68 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2004 include charges of $26 million, $34 million, $31 million and $27 million, respectively, or $118 million year-to-date, for countervailing and anti-dumping duties and related costs.

(4)	The second quarter of 2005 includes an $18 million charge related to alder litigation. The third quarter of 2005 includes $9 million of income related to the reduction of reserves for alder litigation and an insurance settlement related to product liability claims. The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $20 million gain due to the reduction of the reserve for hardboard siding claims.

(5)	The second quarter of 2005 includes a $6 million gain related to a tenure reallocation agreement with the British Columbia government. The third quarter of 2004 includes a $20 million gain from a tenure reallocation agreement with the British Columbia government.

(6)	The first, second and third quarters of 2005 include charges of $1 million, $1 million and $6 million, respectively, associated with the sale or closure of facilities. The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $5 million net loss on the sale of facilities. The third quarter of 2004 includes a $2 million net gain on the sale or closure of facilities. The fourth quarter of 2004 includes charges of $3 million for the closure of facilities and a gain of $36 million on the sale of facilities.

(7)	The third quarter of 2005 includes net charges of $22 million related to facility closures. The second quarter of 2004 includes a $2 million asset impairment charge related to assets held for sale.

(8)	The first quarter of 2005 includes a $12 million charge associated with the settlement of a linerboard antitrust lawsuit. The third quarter of 2005 includes a $1 million loss related to hurricane damage.

(9)	The first, second and third quarters of 2005 include charges of $4 million, $2 million and $1 million, respectively, for the closure of facilities. The first quarter of 2004 includes closure costs of $3 million. The second quarter of 2004 includes a net gain of $1 million on the sales of a facility and a joint venture investment. The third quarter of 2004 includes closure costs of $12 million, including a pension termination charge of $9 million related to a closure that occurred in a previous year. The fourth quarter of 2004 includes a credit of $3 million for the reversal of closure costs accrued in prior years.

(10)	The first, second and third quarters of 2005 include net gains (losses) on land and lot sales of $57 million, $21 million and ($1) million, respectively. The first quarter of 2004 includes a $22 million gain on a land sale. The third quarter of 2004 includes a gain of $18 million on the sale of a multi-family site. The fourth quarter of 2004 includes a $24 million net gain on land and lot sales.

(11)	The second quarter of 2005 includes a $64 million pretax gain on the sale of the company’s operations in coastal British Columbia and $57 million of income related to the recognition of a deferred gain from previous timberlands sales. The third quarter of 2005 includes a $115 million gain on the sale of an investment in a joint venture. The fourth quarter of 2004 includes a $7 million gain for the settlement of an insurance claim relating to the Cemwood litigation.

(12)	The fourth quarter of 2004 includes charges of $29 million for the impairment of assets in the company’s European manufacturing operations, $24 million recognized in connection with a change in the method of estimating workers’ compensation liabilities and $23 million for the net book value of technology donated to a university.

(13)	The first, second and third quarters of 2005 include net foreign exchange gains (losses) of $13 million, ($12) million and $38 million, respectively, for a year-to-date net gain of $39 million. The first, second, third and fourth quarters of 2004 include net foreign exchange gains (losses) of ($10) million, ($6) million, $16 million and $26 million, respectively, for a $26 million net gain year-to-date. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.
PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION (unaudited)

Third party sales volumes:	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
Timberlands (thousands):
Logs — cunits	864	1,044	863	954	886	904	2,613	2,902	1,018	3,920
Wood Products (millions):
Softwood lumber — board feet	2,057	2,054	2,355	2,393	2,179	2,299	6,591	6,746	2,144	8,890
Plywood — square feet (3/8”)	537	642	600	668	558	672	1,695	1,982	647	2,629
Veneer — square feet (3/8”)	60	55	59	60	51	55	170	170	55	225
Composite panels — square feet (3/4”)	299	301	317	324	308	315	924	940	294	1,234
Oriented strand board — square feet (3/8”)	908	981	1,041	1,143	1,008	1,078	2,957	3,202	1,011	4,213
Hardwood lumber — board feet	102	103	114	117	105	102	321	322	95	417
Engineered I-Joists — LF	108	108	138	132	125	133	371	373	123	496
Engineered Solid Section — CF	9	8	10	10	10	10	29	28	9	37
Logs — cunits (in thousands)	187	170	177	279	41	237	405	686	248	934
Cellulose Fiber and White Papers (thousands):
Pulp — air-dry metric tons	629	624	587	642	653	633	1,869	1,899	659	2,558
Paper — tons	736	741	742	718	757	737	2,235	2,196	680	2,876
Coated groundwood — tons	58	59	62	61	56	60	176	180	63	243
Liquid packaging board — tons	60	66	65	72	64	69	189	207	69	276
Paper converting — tons	475	467	494	459	494	470	1,463	1,396	443	1,839
Containerboard, Packaging and Recycling (thousands):
Containerboard — tons	295	250	259	221	238	245	792	716	285	1,001
Packaging — MSF	17,354	18,146	18,600	18,917	18,560	18,287	54,514	55,350	17,535	72,885
Recycling — tons	692	678	695	701	665	645	2,052	2,024	670	2,694
Kraft bags and sacks — tons	23	24	22	23	22	23	67	70	25	95
Real Estate and Related Assets:
Single-family homes sold	1,378	1,506	1,525	1,564	1,608	1,313	4,511	4,383	992	5,375
Single-family homes closed	1,189	1,065	1,279	1,216	1,257	1,345	3,725	3,626	1,638	5,264
Single-family homes sold but not closed at end of period	2,561	2,702	2,807	3,050	3,158	3,018	3,158	3,018	2,372	2,372

Total production volumes:	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
Timberlands (thousands):
Fee Depletion — cunits	2,248	2,265	2,231	2,404	2,098	2,189	6,577	6,858	2,155	9,013
Wood Products (millions):
Softwood lumber — board feet	1,821	1,760	1,869	1,881	1,651	1,819	5,341	5,460	1,727	7,187
Plywood — square feet (3/8”)	303	422	302	405	296	405	901	1,232	396	1,628
Veneer — square feet (3/8”) (1)	517	585	529	609	486	592	1,532	1,786	600	2,386
Composite panels — square feet (3/4”)	267	268	282	281	268	272	817	821	245	1,066
Oriented strand board — square feet (3/8”)	1,007	1,031	1,019	1,056	1,017	1,022	3,043	3,109	972	4,081
Hardwood lumber — board feet	92	89	96	96	91	84	279	269	80	349
Engineered I-Joists — LF	133	110	132	124	108	136	373	370	134	504
Engineered Solid Section — CF	11	9	10	11	10	11	31	31	10	42
Cellulose Fiber and White Papers (thousands):
Pulp — air-dry metric tons	621	619	614	636	663	652	1,898	1,907	639	2,546
Paper — tons (2)	763	743	752	736	765	766	2,280	2,245	761	3,006
Coated groundwood — tons	55	55	59	61	60	62	174	178	62	240
Liquid packaging board — tons	60	61	64	67	69	71	193	199	67	266
Paper converting — tons	475	460	487	442	483	471	1,445	1,373	465	1,838
Containerboard, Packaging and Recycling (thousands):
Containerboard — tons (3)	1,503	1,503	1,581	1,598	1,597	1,604	4,681	4,705	1,586	6,291
Packaging — MSF	18,628	19,493	19,915	20,208	19,416	19,473	57,959	59,174	18,648	77,822
Recycling — tons (4)	1,624	1,607	1,673	1,707	1,716	1,703	5,013	5,017	1,701	6,718
Kraft bags and sacks — tons	23	24	22	23	21	23	66	70	24	94

(1)	Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.

(2)	Paper production includes unprocessed rolls and converted paper volumes.

(3)	Containerboard production represents machine production and includes volumes that are further processed into packaging and kraft bags and sacks by company facilities.

(4)	Recycling production includes volumes processed in Weyerhaeuser recycling facilities that are consumed by company facilities and brokered volumes.
PRELIMINARY RESULTS — SUBJECT TO AUDIT

WEYERHAEUSER COMPANY
STATISTICAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
(in millions)

	March 27,	June 26,	Sept. 25,	Dec. 26,
	2005	2005	2005	2004
Assets
Weyerhaeuser
Current assets:
Cash and short-term investments	$402	$1,704	$885	$1,044
Receivables, less allowances	1,840	2,008	1,966	1,558
Inventories	2,122	2,018	1,992	1,891
Prepaid expenses	634	612	581	592
Assets of business held for sale	1,119	—	—	1,129

Total current assets	6,117	6,342	5,424	6,214
Property and equipment	11,447	11,175	11,093	11,672
Construction in progress	324	451	544	268
Timber and timberlands at cost, less fee stumpage charged to disposals	3,712	3,709	3,690	3,733
Investments in and advances to equity affiliates	491	495	496	489
Goodwill	2,997	2,977	2,989	2,996
Deferred pension and other assets	1,197	1,249	1,309	1,201
Restricted assets held by special purpose entities	914	916	914	909
	27,199	27,314	26,459	27,482

Real Estate and Related Assets
Cash and short-term investments	5	11	4	153
Receivables, less allowances	60	57	49	43
Real estate and land for sale and development	2,083	2,333	2,288	1,947
Other assets	323	278	357	329
	2,471	2,679	2,698	2,472

Total assets	$29,670	$29,993	$29,157	$29,954

Liabilities and Shareholders’ Interest
Weyerhaeuser
Current liabilities:
Notes payable and commercial paper	$2	$2	$3	$3
Current maturities of long-term debt	96	225	182	489
Accounts payable	1,150	1,225	1,167	1,159
Accrued liabilities	1,313	1,655	1,562	1,432
Liabilities of business held for sale	308	—	—	297

Total current liabilities	2,869	3,107	2,914	3,380
Long-term debt	9,263	8,926	8,010	9,277
Deferred income taxes	4,315	4,320	4,396	4,312
Deferred pension, other postretirement benefits and other liabilities	1,494	1,560	1,585	1,500
Liabilities not owned, consolidated under FIN 46R	820	784	783	815
	18,761	18,697	17,688	19,284

Real Estate and Related Assets
Notes payable and commercial paper	2	5	3	2
Long-term debt	869	854	852	867
Other liabilities	533	588	488	546
	1,404	1,447	1,343	1,415

Total liabilities	20,165	20,144	19,031	20,699
Shareholders’ interest	9,505	9,849	10,126	9,255

Total liabilities and shareholders’ interest	$29,670	$29,993	$29,157	$29,954

STATEMENT OF CASH FLOWS	Q1		Q2		Q3		Year-to-date		Q4	Year-to-date
SELECTED INFORMATION (unaudited)	March 27,	March 28,	June 26,	June 27,	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,	Dec. 26,	Dec. 26,
(in millions)	2005	2004	2005	2004	2005	2004	2005	2004	2004	2004
(Weyerhaeuser only, excludes Real Estate & Related Assets)
Net cash from operations	$(203)	$(89)	$713	$787	$441	$592	$951	$1,290	$745	$2,035
Cash paid for property and equipment	(117)	(79)	(196)	(80)	(220)	(93)	(533)	(252)	(222)	(474)
Cash paid for timberlands reforestation	(12)	(12)	(6)	(6)	(6)	(5)	(24)	(23)	(7)	(30)
Cash received from issuances of debt	—	—	1	—	—	—	1	—	1	1
Revolving credit facilities, notes and commercial paper borrowings, net	19	67	23	(80)	(40)	(6)	2	(19)	35	16
Payments on debt	(404)	(60)	(206)	(813)	(965)	(253)	(1,575)	(1,126)	(742)	(1,868)
Proceeds from equity offering	—	—	—	954	—	—	—	954	—	954
Proceeds from the sale of BC Coastal operations	—	—	1,107	—	—	—	1,107	—	—	—
PRELIMINARY RESULTS — SUBJECT TO AUDIT

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By /s/ Steven J. Hillyard

Its: Vice President and
Chief Accounting Officer
Date: October 21, 2005